Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-256340

PRESS RELEASE

For immediate release

Nouveau Monde Announces Pricing of US$52,500,000 Public Offering of
Common Shares in the United States and Canada

MONTRÉAL, CANADA, June 17, 2021 – Nouveau Monde Graphite Inc. (“Nouveau Monde” or the “Company”) (NYSE: NMG; TSXV: NOU) today announced the pricing of its previously announced underwritten public offering (the “Offering”) of 7,000,000 of its common shares (the “Common Shares”) at a price per share of US$7.50 (the “Offering Price”) for aggregate gross proceeds of US$52,500,000. Nouveau Monde has granted the underwriters a 30-day option to purchase up to an additional 1,050,000 Common Shares at the Offering Price. The Offering is expected to close on Wednesday, June 23, 2021, subject to customary closing conditions.

Evercore ISI and BMO Capital Markets are acting as joint book-running managers for the Offering. B. Riley Securities and Stifel GMP are also acting as joint book-running managers. Roth Capital Partners is acting as co-manager for the Offering.

One of the Company’s current shareholders, Pallinghurst Graphite International Limited, has indicated that it and one of its investors collectively intend to purchase 706,666 Common Shares in the Offering for aggregate gross proceeds to the Company of approximately US$5,300,000. Further, shortly following the closing of the Offering and after preliminary discussions with one of its other current shareholders, the Company plans to complete a non-brokered private placement of Common Shares for aggregate gross proceeds of up to US$13,125,000, at a price per Common Share which will not be less than the Offering Price (the “Private Placement”). Moreover, the shareholder participating in the Private Placement will have the option to purchase such number of additional Common Shares as is equal to 15% of the initial number of Common Shares under the Private Placement in the event of the full exercise of the Over-Allotment Option under the Offering (or such lesser number of Common Shares as is proportionate to any lesser exercise of the Over-Allotment Option). The Private Placement will be made pursuant to an exemption from Canadian prospectus requirements and the Common Shares issued thereto will be subject to restrictions on resale for a period of four months and one day from the closing of the Private Placement under applicable Canadian securities legislation. Closing of the Private Placement and of the Offering are not conditional upon each other.

The Company expects the net proceeds of the Offering and the Private Placement to be used towards the development of the Matawinie mine project and LiB anode plant project and for general working capital and corporate expense needs.

In connection with the Offering, Nouveau Monde has filed a preliminary prospectus supplement and will file a final prospectus supplement (together, the “Prospectus Supplement”) to the Company’s existing base shelf prospectus filed in Canada (the “Base Shelf Prospectus”) and the Company's United States registration statement on Form F-10 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S.-Canada multijurisdictional disclosure system (MJDS). The Offering is being made in the United States and in each of the provinces of Canada. The Prospectus Supplement, the Base Shelf Prospectus and the Registration Statement contain important information about the Company and the Offering. Prospective investors should read the Prospectus Supplement, the Base Shelf Prospectus and the Registration Statement and the documents incorporated by reference therein before making an investment decision. The Prospectus Supplement when filed in Canada (together with the related Base Shelf Prospectus) will be available on SEDAR at www.sedar.com. The Prospectus Supplement when filed in the United States (together with the Registration Statement) will be available on the SEC’s website at www.sec.gov. Alternatively, the Prospectus Supplement filed in Canada (together with the related Base Shelf Prospectus) and the Prospectus Supplement filed in the United States (together with the Registration Statement) may be obtained, when available, upon request from any of the following sources: Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200 or by e-mail at ecm.prospectus@evercore.com; or in Canada by contacting BMO Capital Markets, Brampton Distribution Centre C/O The Data Group of Companies, 9195 Torbram Road, Brampton, Ontario, L6S 6H2 by telephone at 905-791-3151 Ext 4312 or by email at torbramwarehouse@datagroup.ca, and in the United States by contacting BMO Capital Markets Corp., Attn: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036, or by telephone at (800) 414-3627 or by email at bmoprospectus@bmo.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities, nor will there be any sale of the securities in any province, state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such province, state or jurisdiction. The securities being offered and the contents of this press release have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon by the accuracy or adequacy of the Prospectus Supplement, the Base Shelf Prospectus or the Registration Statement.

About Nouveau Monde

Nouveau Monde is striving to become a key contributor to the sustainable energy revolution. The Company is working towards developing a fully-integrated source of green battery anode material in Québec, Canada. Targeting commercial operations by 2023, the Company is developing advanced carbon-neutral graphite-based material solutions for the growing lithium-ion and fuel cell markets. With low-cost operations and enviable ESG standards, Nouveau Monde aspires to become a strategic supplier to the world’s leading battery and automobile manufacturers, providing high performing and reliable advanced materials while promoting sustainability and supply chain traceability.

Media	Investors

Julie Paquet VP Communications & ESG Strategy +1-450-757-8905 #140 jpaquet@nouveaumonde.ca	Christina Lalli Director, Investor Relations +1-438-399-8665 clalli@nouveaumonde.ca

Cautionary Note Regarding Forward-Looking Information

All statements, other than statements of historical fact, contained in this press release including, but not limited to, the Offering and the Private Placement, the expected use of proceeds, the receiving of all necessary regulatory approvals, the approval for the listing of the Common Shares to be issued pursuant to the Offering and the Private Placement on the TSXV and the NYSE, as applicable, and those which are discussed under the “About Nouveau Monde” paragraph and elsewhere in this press release which essentially describe the Company’s outlook and objectives, constitute “forward-looking information” or “forward-looking statements” within the meaning of certain securities laws, and are based on expectations, estimates and projections as of the time of this press release. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by the Company as of the time of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. These estimates and assumptions may prove to be incorrect. Moreover, these forward-looking statements are based upon various underlying factors and assumptions, including that the Offering will be completed on favourable terms and that the proceeds from the Offering, will be utilized by Nouveau Monde as currently expected, and are not guarantees of future performance.

Forward-looking information and statements are subject to known or unknown risks and uncertainties that may cause actual results to differ materially from those anticipated or implied in the forward-looking information and statements. Risk factors that could cause actual results or events to differ materially from current expectations include, among others, the satisfaction of the closing conditions relating to the Offering and the Private Placement, the granting of the Over-Allotment Option, the anticipated use of proceeds from the Offering and the Private Placement, the ability of the Company to successfully implement its strategic initiatives and whether such strategic initiatives will yield the expected benefits, the availability of financing or financing on favourable terms for the Company, the dependence on commodity prices, the impact of inflation on costs, the risks of obtaining the necessary permits, the operating performance of the Company’s assets and businesses, competitive factors in the graphite mining and production industry, changes in laws and regulations affecting the Company’s businesses, political and social acceptability risk, environmental regulation risk, currency and exchange rate risk, technological developments, the impacts of the global COVID-19 pandemic and the governments’ responses thereto, and general economic conditions, as well as earnings, capital expenditure, cash flow and capital structure risks and general business risks. Unpredictable or unknown factors not discussed in this cautionary note could also have material adverse effects on forward-looking statements.

Many of these uncertainties and contingencies can directly or indirectly affect, and could cause, actual results to differ materially from those expressed or implied in any forward-looking statements. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are provided for the purpose of providing information about management’s expectations and plans relating to the future. The Company disclaims any intention or obligation to update or revise any forward-looking statements or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.

No securities regulatory authority nor the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

Further information regarding Company is available in the SEDAR database (www.sedar.com) and in the SEC’s EDGAR database (www.sec.gov).